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                          AGREEMENT AND PLAN OF MERGER

                                     Between

                              CONCORD MERGER CORP.

                                       and

                              CONCORD FABRICS INC.

                            Dated as of July 29, 1999
                                   as amended
                                 August 4, 1999

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            AMENDED AGREEMENT AND PLAN OF MERGER, dated as of August 4, 1999
(this "Agreement") between Concord Merger Corp., a Delaware corporation ("Purchaser"), and Concord Fabrics Inc., a Delaware corporation (the "Company").

            WHEREAS, prior to organizing Purchaser, the shareholders of Purchaser (the "Continuing Shareholders") owned, in the aggregate, 1,168,699 shares of Class A Common Stock, par value $.50 per share (the "Class A Stock"), and 1,112,799 shares of Class B Common Stock, par value $.50 per share (the "Class B Stock," and together with the Class A Stock, the "Common Stock"), of the Company, representing approximately 63% of the shares of Common Stock ("Shares") outstanding; and

            WHEREAS, the Continuing Shareholders have transferred all of their Shares to the Purchaser in exchange for all the issued and outstanding shares of capital stock of the Purchaser; and

            WHEREAS, it is proposed that the Continuing Shareholders, through their ownership of Purchaser, acquire the remaining issued and outstanding Shares; and

            WHEREAS, it is proposed that Purchaser shall make a tender offer to acquire all outstanding Shares not held by it for a cash amount of $7.875 per Share (such amount, or any greater amount per Share paid pursuant to the tender offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement (the "Offer"); and

            WHEREAS, Peter J. Solomon Company ("Solomon") has delivered to the Special Committee of independent directors (the "Special Committee") of the Board of Directors of the Company (the "Board"), for the Special Committee's consideration, its written opinion that, subject to the various assumption and limitations set forth thereon as of the date of such opinion, the cash consideration to be received in the Offer and the Merger by the stockholders of the Company other than Purchaser or it affiliates is fair to such stockholders from a financial point of view; and

            WHEREAS, the Special Committee, at a meeting duly called and held on July 29, 1999, has (A) unanimously determined that $7.875 is a fair price, (B) determined that this Agreement and the transactions contemplated by this Agreement (the "Transactions") are fair to the stockholders of the Company (other than Purchaser and its affiliates), and (C) on the basis of the foregoing and the opinion of Solomon, unanimously recommended that the Board approve and authorize the Offer, the Merger (as defined below) and this Agreement; and

            WHEREAS, the Board, at a meeting duly called and held on July 29, 1999 has (A) approved and adopted this Agreement and the Transactions, including the Offer and the merger between Purchaser and the Company contemplated by
Section 2.01 hereof (the "Merger") in accordance with the Delaware General Corporations Law ("Delaware Law") and upon the terms and subject to the conditions set forth in this Agreement, and (B) resolved to recommend
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that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and, if required by applicable law, approve and adopt this Agreement and the Merger; and

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

            SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least a majority of those then outstanding Shares of each class not owned beneficially and of record by Purchaser (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that the Minimum Condition may not be waived without the prior approval of the Company and that no change may be made which (v) changes the form of consideration payable in the Offer, (w) which decreases the price per Share payable in the Offer, (x) which reduces the maximum number of Shares to be purchased in the Offer, (y) which imposes conditions to the Offer in addition to those set forth in Annex A hereto or (z) which is otherwise adverse to the Company or its stockholders (other than Purchaser and its affiliates). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 20 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent of each class of the outstanding Shares on a fully diluted basis; provided, however, that if any condition remains unsatisfied on the initial scheduled expiration date of the Offer, at the request of the Company, the Purchaser shall extend the Offer from time


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to time until five business days after such condition is satisfied (provided that Purchaser shall not be required to extend the Offer beyond 35 calendar days after such initial scheduled expiration date). The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

            (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC (i) a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer and the other Transaction. The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing and/or dissemination thereof. Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Purchaser and the Company further agree to take all steps necessary to cause the
Schedule 14D-1 and the Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

            SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, acting upon the unanimous recommendation of the Special Committee, at meetings duly called and held on July 29, 1999 and August 4, 1999, has (A) determined that this Agreement, as amended, and the Transactions, including each of the Offer and the Merger, are advisable and fair to and in the best interests of the holders of Shares (other than Purchaser and its Affiliates), (B) approved and adopted this Agreement and the Transactions, including each of the Merger and the Offer, (C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and, if required by applicable law, approve and adopt this Agreement and the Merger, and (ii) Solomon has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents and the Proxy Statement (as hereinafter defined) of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions.

            (b) As soon as practicable on the date of commencement of the Offer, the


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Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The Schedule 14D-9 shall, except to the extent inconsistent with the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), at all times contain the determinations, approvals and recommendations described in Section 1.2(a). Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC and shall be provided with any written or verbal comments the Company and its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

            (c) In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders and non-objecting beneficial owners of the Shares and of Company Stock Options (as defined in Section 2.07) as of a recent date and shall furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information received from the Company pursuant to this Agreement.

                                   ARTICLE II

                                   THE MERGER

            SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 2.01, Purchaser may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another corporation controlled by, controlling or under common control with Purchaser. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to


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reflect the foregoing and to provide, as the case may be, that Purchaser or such other corporation controlled by Purchaser shall be the Surviving Corporation.

            SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Bryan Cave LLP, 245 Park Avenue, New York, New York, 10167, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

            SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 2.04. Certificate of Incorporation; By-laws. (a) Unless otherwise determined prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company shall be amended and restated as set forth in Exhibit 2.04 hereto and such Certificate of Incorporation, as amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

            (b) Unless otherwise determined by Purchaser prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective


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      Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share;

            (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, any Affiliate of Purchaser or any direct or indirect subsidiary of the Company, immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) Each share of Class A Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class A Common Stock, par value $.50 per share, of the Surviving Corporation, and each share of Class B Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class B Common Stock, par value $.50 per share, of the Surviving Corporation.

            SECTION 2.07. Stock Options. Each stock option (a "Company Stock Option") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Concord Fabrics Inc. Incentive Plan, as amended December 4, 1996 (the "Company Stock Option Plan"), shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable tax withholding, if any, shall be paid in cash.

            SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner


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provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

            SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

            (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon


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due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Purchaser that:

            SECTION 3.01. Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects that are within the scope of the representations and warranties made by the Company in this Agreement and which are not individually or in the aggregate deemed to have a Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company. Except as set forth on Schedule 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            SECTION 3.02. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the


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Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Company. The Board of Directors has approved the Offer, the Merger and the Transactions in accordance with the provisions of
Section 203 of the Delaware Law.

            SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 4,000,000 shares of Class A Common Stock, par value $.50 per share ("Class A Common Stock"), and 4,000,000 shares of Class B Common Stock, par value $.50 per share ("Class B. Common Stock"). As of the date hereof, (i) 2,169,814 shares of Class A Common Stock and 1,444,401 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 120,892 shares of Class A Common Stock are held in the treasury of the Company, and (iii) 325,000 shares of Class A Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted pursuant to the Company's Stock Option Plan. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

            SECTION 3.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make


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such filings or notifications, would not prevent or delay consummation of the
Offer or the Merger, or otherwise prevent the Company from performing its obligation under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to the Company that:

            SECTION 4.01. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Purchaser.

            SECTION 4.02. Capitalization. As of the date hereof, 2,281,498 shares of Purchaser's Common Stock, par value $.01 per share, are issued and outstanding, all of which have been issued to the Continuing Shareholders in consideration of the respective transfer to Purchaser by each such Continuing Shareholder of all of his or her Shares.

            SECTION 4.03. Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            SECTION 4.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its property or assets is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business or operations of Purchaser.

            (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Purchaser from performing its obligations under this Agreement.

            SECTION 4.05. No Current Intent to Sell Business. Purchaser has no current intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting"). Subject to its fiduciary duties under applicable law as advised by independent counsel, if the Minimum Condition shall not have been satisfied and such condition shall have been waived by Purchaser, at the Stockholders' Meeting Purchaser shall cause all Shares then owned by it and the Shares under its control to be voted in favor of the Merger.

            (b) Notwithstanding the foregoing in the event that Purchaser shall, following consummation of the Offer, hold beneficially and of record at least 90 percent of each class of the then outstanding Shares, the parties hereto agree, subject to Article VI, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            SECTION 5.02. Proxy Statement. If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC. Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement.

            SECTION 5.03. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eighth of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

            (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of ten years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the surviving Corporation shall be obligated pursuant to this Section 5.03(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such ten-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

            (c) The Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.03(c): (i) for period beginning at Effective Time and ending three years thereafter, more than an amount per year equal to 300% of current annual premiums (the "Current Annual Premiums") paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $63,000 in the aggregate), and (ii) for the period beginning on the third anniversary of the Effective Time and ending three years thereafter, more than an amount per year equal to 200% of the Current Annual Premiums.

            SECTION 5.04. Financing. Purchaser shall use its reasonable best efforts to obtain the financing required to satisfy the Financing Condition as defined in Annex A hereto on terms and conditions no less favorable to Purchaser than [those described on Annex B hereto]. The Company shall cooperate with, and use its reasonable best efforts to assist, Purchaser in obtaining such financing.

            SECTION 5.05. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            SECTION 5.06. New York Real Estate Gains Tax. Either Purchaser or the Surviving Corporation shall pay the New York State Tax on Gain Derived from Certain Real Property Transfers and the New York City Real Property Transfer Tax and any similar tax in any other jurisdiction, if any (and any penalties or interest with respect to such taxes), payable in connection with the Merger or the acquisition of a controlling interest in the Company by Purchaser, and shall indemnify and hold harmless the stockholders of the Company from and against any liability with respect to such taxes (including any penalties, interest and professional fees). The Company and Purchaser shall cooperate in the preparation and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of the Company).

            SECTION 5.07. American Stock Exchange Listing. Until the Effective Time the Company shall use all commercially reasonable efforts to maintain the listing of the Class A Stock and the Class B Stock on the American Stock Exchange; maintain the registration of such securities under the Securities Exchange Act of 1934, as amended; and comply with the rules and regulations of the SEC.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

            SECTION 6.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company;

            (b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Merger unlawful or preventing or prohibiting consummation of the Transactions; and

            (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition may be waived by Purchaser; provided, further, that this condition may not be relied upon by Purchaser if Purchaser's breach of this Agreement was the cause of, or resulted in, the failure of Purchaser to purchase Shares pursuant to the Offer.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

            (a) By mutual written consent duly authorized by the Board of Directors of Purchaser and the Board of Directors of the Company; or

            (b) If any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; or

            (c) By Purchaser if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 5 business days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Purchaser to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by Purchaser of any material representation or warranty of it contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; or

            (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) prior to the date by which it is required to commence the Offer, failed to furnish the Company with an executed commitment letter of a financial institution evidencing its commitment, subject to customary conditions, to provide the financing referred to in clause (ii) of the first paragraph of Annex A hereto, (B) failed to commence the Offer within 5 business days following the date of this Agreement, (C) terminated the Offer without having accepted any Shares for payment thereunder or (D) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing.

            SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 7.03 and 8.01 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

            SECTION 7.03. Fees and Expenses. (a) If this Agreement is terminated pursuant to clause (ii) of Section 7.01(d) and Purchaser is not in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement, the Company shall reimburse Purchaser (and its stockholders and Affiliates) not later than one business day after submission of statements therefor for all out-of-pocket expenses and fees up to $1 million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Purchaser and its respective stockholders and Affiliates, and all printing and advertising expenses) actually incurred or accrued by it or on its behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Purchaser (or its stockholders or Affiliates) in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all the foregoing being referred to herein collectively as the "Expenses").

            (b) Except as set forth in this Section 7.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            (c) In the event that the Company shall fail to pay any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Purchaser (and its stockholders and Affiliates) (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by The Chase Manhattan Bank, from time to time, in the City of New York, as such bank's Base Rate plus 2%.

            SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Board of Directors of Purchaser and the Board of Directors of the Company at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 7.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if (a) it is the result of action taken by or on behalf of the Board of Directors of Purchaser, if Purchaser is the party granting the extension or waiver, or the Board of Directors of the Company, if the Company is the party granting the extension or waiver, and (b) it is set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 7.06. Special Committee. Any action permitted or required to be taken under this Agreement by the Board of Directors of the Company, including without limitation any termination of this Agreement pursuant to
Section 7.01 hereof, any amendment of this Agreement pursuant to Section 7.04 or any waiver pursuant to Section 7.05, and any consent, approval or determination permitted or required to be made or given by the Company pursuant to this Agreement, shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Special Committee, as the Special Committee may determine, from time to time, in its sole discretion.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article II shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely.

            SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

            if to Purchaser:

                  Concord Merger Corp.
                  1359 Broadway
                  New York, New York 10018
                  Telecopier No: (212) 643-8051
                  Attention: Alvin Weinstein

                  with a copy to:

                  Morrison Cohen Singer & Weinstein, LLP
                  750 Lexington Avenue
                  Telecopier No.: (212) 735-8708
                  New York, New York 10022
                  Attention: Robert H. Cohen

            if to the Company:

                  Concord Fabrics Inc.
                  1359 Broadway
                  New York, New York 10018
                  Telecopier No.: (212) 643-8051
                  Attention: Martin Wolfson,
                        Senior Vice President -
                        Chief Financial Officer

                  with a copy to:

                  Bryan Cave LLP
                  245 Park Avenue

                  New York, New York  10167
                  Telecopier No.:  (212) 692-1900
                  Attention: Peter A. Eisenberg

            SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

            (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

            (b) "beneficially own" or "beneficially hold" or any variation thereon with respect to a person holding Shares means that such person shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

            (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

            (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

            (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

            SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            SECTION 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

            SECTION 8.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    CONCORD MERGER CORP.
Attest:

Joan Weinstein                      By: /s/ Earl Kramer
--------------                          --------------------------
                                        Title: President


                                    CONCORD FABRICS INC.
Attest:

Joan Weinstein                      By: /s/ Alvin Weinstein
--------------                          --------------------------
                                        Title: Chairman

                                                                         ANNEX A

                             Conditions to the Offer

            Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) Purchaser shall not have obtained sufficient financing to enable it to purchase the Shares to be purchased by it and to pay fees and expenses of the Offer and the Merger, including, without limitation, fees and expenses incurred or to be incurred in connection with the financing (the "Financing Condition") or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

            (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by Purchaser of all or any material portion of the business or assets of the Company, or to compel Purchaser, to dispose of or hold separate all or any material portion of the business or assets of Purchaser as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Purchaser or any of its Affiliates to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions, (iv) seeking to require divestiture by Purchaser or any of its Affiliates of any Shares; or (v) which is reasonably likely to materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of Purchaser or any of its Affiliates;

            (b) there shall have been any action taken, or any statute, rule regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or Affiliate of Purchaser or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
      (i) through (v) of paragraph (a) above;

            (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect;

            (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on The American Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of Purchaser, might affect, the extension of credit by banks or other lending institutions,
      (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof which materially effects the Company;

            (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Purchaser or any of its Affiliates or
      (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer, the Merger or the Merger Agreement or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

            (f) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement;

            (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

            (h) the Merger Agreement shall have been terminated in accordance with its terms; or


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

            (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

            The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


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